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Exhibit 15--Letter Re: Unaudited Intermin Financial Information



Board of Directors
AmSouth Bancorporation


We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1989 Long Term Incentive Compensation Plan of AmSouth Bancorporation for the registration of 1,500,000 shares of its common stock of our reports dated May 11, 1993, August 9, 1993, and November 9, 1993, relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation which are included in its Forms 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ ERNST & YOUNG

Birmingham, Alabama
January 28, 1994